Exhibit 2.5

FINAL RESOLUTION LETTER AGREEMENT
Dated: September 29, 2016
Reference is made to that certain Asset Purchase Agreement, by and between Telit Technologies (Cyprus) Limited, Telit Wireless Solutions, Inc. (collectively, the “Purchasers”) and Novatel Wireless, Inc., (“Seller” and together with Purchasers, the “Parties”), dated as of April 11, 2016 (the “Purchase Agreement”). In connection therewith, Purchasers agree to pay, on or before September 30, 2016, an amount equal to $2,050,000.00, calculated in accordance with Exhibit A hereto, by wire transfer of immediately available funds to the account set forth on Exhibit B hereto, in full satisfaction of their payment obligations under Sections 1.3(b), (c), and (d) of the Purchase Agreement (the “Final Resolution Amount”). On the date hereof, or as soon as practicable thereafter, Seller will ship the remainder of the Batch 2 Inventory to Purchasers, in exchange for the payment of the Final Resolution Amount and in full satisfaction of its obligations under Sections 1.1(b) and 5.5 of the Purchase Agreement.
By executing this Letter Agreement, Purchasers irrevocably and unconditionally release Seller and each of its subsidiaries from any and all claims, current or future, arising or resulting from the forecasts and projections provided to Purchasers by Seller in connection with the business acquired by the Purchasers under the terms of the Purchase Agreement and/or the transactions contemplated thereunder, including any claims with respect to Article VI therein (the “Release”). The Release shall bind and benefit the Parties and their respective heirs, executors, administrators, successors and assigns.
For the avoidance of doubt, except as set forth herein, Purchasers’ rights and Seller’s obligations under the Purchase Agreement and the Transition Services Agreement shall not be otherwise affected. Capitalized terms used herein, but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Final Resolution Letter Agreement as of the date first set forth above.

TELIT TECHNOLOGIES (CYPRUS) LIMITED,
a Cypriot company

By:	/s/ Yariv Dafna
Name:	Yariv Dafna
Title:	Director

By:	/s/ Eran Edri
Name:	Eran Edri
Title:	Group CFO

TELIT WIRELESS SOLUTIONS, INC.,
a Delaware corporation

By:	/s/ Michael Galai
Name:	Michael Galai
Title:	Chief Legal Officer

By:	/s/ Eran Edri
Name:	Eran Edri
Title:	Group CFO

NOVATEL WIRELESS, INC.,
a Delaware corporation

By:	/s/ Michael A. Newman
Name:	Michael A. Newman
Title:	CFO

EXHIBIT A
Calculation of Final Resolution Amount

$9,000,000.00	Closing Consideration
1,000,000.00	Closing Holdback Amount
1,000,000.00	Armstrong Holdback Amount
3,574,421.29	Aggregate purchase price of Batch 2 Inventory (including, Additional Holdback Amount)
$14,574,421.29	Purchase Price, as adjusted

$14,574,421.29	Purchase Price, as adjusted
(9,000,000.00)	Closing Consideration paid 4/11/2016
(250,000.00)	Services Holdback Amount installment paid
(2,877,320.37)	Reduction in aggregate purchase price of Batch 2 Inventory (including, Additional Holdback Amount)
$2,447,100.92	Total due

$(397,100.92)	Net credit for Novatel payable to Telit
$2,050,000.00	FINAL TOTAL DUE